Exhibit 99.1

MEDICIS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

SCOTTSDALE, Ariz.—August 5, 2008—Medicis (NYSE:MRX) today announced revenues for the three months ended June 30, 2008, of approximately $132.5 million, compared to approximately $108.9 million for the three months ended June 30, 2007, representing an increase of approximately 22%. This increase was due primarily to the continued strength of SOLODYN®. Non-generally accepted accounting principles (non-GAAP) earnings per diluted share for the three months ended June 30, 2008, adjusted only for the $25 million payment to Ipsen for the RELOXIN® Biologics License Application (BLA) acceptance by the U.S. Food and Drug Administration (FDA), was approximately $0.40 per diluted share. Comparatively, for the three months ended June 30, 2007, the Company reported non-GAAP earnings per diluted share of $0.28 per diluted share, adjusted only for the write-down of the long-lived asset value associated with OMNICEF®.

GAAP net income for the three months ended June 30, 2008, was approximately $10.0 million, or approximately $0.17 per diluted share, compared to GAAP net income of $15.5 million, or $0.24 per diluted share, for the three months ended June 30, 2007. This decrease is due to the $25 million payment to Ipsen for the RELOXIN® BLA acceptance by FDA.

The Company’s achievement of approximately $132.5 million in revenues is consistent with the Company’s previously published guidance range of approximately $132-$135 million for the three months ended June 30, 2008. Non-GAAP earnings of approximately $0.40 per diluted share compare favorably to the Company’s previously published guidance range of approximately $0.32-$0.35 in earnings per diluted share for the three months ended June 30, 2008.

“We are pleased to announce another solid quarter,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “We are excited to be broadening our aesthetic research and development pipeline and to be entering the international aesthetic market with the addition of the LipoSonix technology. We continue to actively pursue business development opportunities, looking at technologies with the potential to grow our clients’ businesses with enhanced patient offerings and build long-term stockholder value. As we look to the second half of 2008, we remain focused on furthering the development of products currently in our pipeline and readying for a first quarter introduction of RELOXIN®, pending FDA approval.”

Acne Products

Medicis recorded revenues of approximately $79.5 million associated with its acne products in the three months ended June 30, 2008, which represents an increase of approximately $24.0 million, or approximately 43%, compared to revenues of approximately $55.5 million for the three months ended June 30, 2007. This increase is due primarily to increased revenues associated with SOLODYN® in the second quarter of 2008. Medicis’ acne products include primarily DYNACIN®, PLEXION®, SOLODYN®, TRIAZ® and ZIANA®.

Non-Acne Products

Medicis recorded revenues of approximately $40.9 million associated with its non-acne products in the three months ended June 30, 2008, which represents a decrease of approximately $5.2 million, or approximately 11%, compared to revenues of approximately $46.1 million for the three months ended June 30, 2007. This decrease is primarily due to the year-over-year change in the economic and competitive environment affecting the non-acne products category. The Company’s recorded revenues associated with its non-acne products for the three months ended June 30, 2008, increased approximately $3.2 million, or approximately 8%, compared to approximately $37.8 million for the three months ended March 31, 2008. This increase is primarily due to the strength of RESTYLANE®. Medicis’ non-acne products include primarily LOPROX®, PERLANE®, RESTYLANE® and VANOS®.

Other Non-Dermatological Products

Medicis recorded revenues of approximately $12.1 million associated with its other non-dermatological products during the three months ended June 30, 2008, which represents an increase of $4.9 million, or approximately 67%, compared to revenues of approximately $7.2 million for the three months ended June 30, 2007, and an increase of $2.3 million, or approximately 23%, compared to revenues of approximately $9.8 million for the three months ended March 31, 2008. This increase is primarily due to the strength of AMMONUL® and BUPHENYL®. Medicis’ other non-dermatological products include primarily AMMONUL®, BUPHENYL® and contract revenue.

Other Income Statement Items

Gross profit margins for the three months ended June 30, 2008, increased approximately 6 percentage points to approximately 93.1%, compared to approximately 87.1% for the three months ended June 30, 2007. The increase in gross profit margins was primarily attributable to the strength of higher margin products, such as SOLODYN®, during the quarter.

GAAP selling, general and administrative (SG&A) expense for the three months ended June 30, 2008, was approximately $71.9 million, or approximately 54% of revenues, compared to approximately $59.9 million, or approximately 55% of revenues, for the three months ended June 30, 2007. The increase in SG&A was primarily due to an increase in personnel costs, professional and legal expenses and costs associated with the implementation of our new enterprise resource planning system. Approximately $4.6 million was recorded in SG&A related to FAS 123R share-based compensation expense for the three months ended June 30, 2008, as compared to $5.5 million for the three months ended June 30, 2007, representing a year-over-year decrease of approximately 17%.

Non-GAAP research and development (R&D) expense for the three months ended June 30, 2008, adjusted only for the $25 million payment to Ipsen for the RELOXIN® BLA acceptance by FDA, was approximately $8.0 million, or approximately 6% of revenues, compared to approximately $7.1 million, or approximately 7% of revenues, for the same period last year. R&D expense for the three months ended June 30, 2008, consisted of ongoing expenses related to various R&D projects, including RELOXIN® and SOLODYN®. Approximately $0.1 million was recorded in R&D related to FAS 123R share-based compensation expense for the three months ended June 30, 2008, and for the three months ended June 30, 2007.

Cash Flow

Medicis recorded operating cash flow of approximately $15.3 million in the three months ended June 30, 2008, which represents a decrease of approximately $38.0 million, or approximately 71%, compared to operating cash flow of approximately $53.3 million for the three months ended June 30, 2007. This decrease includes the $25 million payment to Ipsen for the RELOXIN® BLA acceptance by FDA during the three months ended June 30, 2008.

2008 Guidance Update

Based upon information available currently to the Company, the Company’s financial guidance is as follows:

Calendar 2008
(in millions, except per share amounts)
	First	Second	Third	Fourth	Calander
	Quarter	Quarter	Quarter	Quarter	Year End
	(3/31/08)	(6/30/08)	(9/30/08)	(12/31/08)	2008
	Actual	Actual	Estimated	Estimated	Estimated

Revenue	$131	$133	$132-$135	$134-$137	$530-$536
Non-GAAP diluted earnings per share objectives	$0.38 (a)	$0.40 (a)	$0.24-$0.27 (b)	$0.30-$0.33 (b)	$1.32-$1.38 (b)

(a)	A reconciliation of GAAP to non-GAAP is found in the financial tables of this press release.

(b)
The above guidance includes amortization associated with the amortizable intangible assets related to the LipoSonix acquisition.  Amortization of the intangible assets is expected to begin in the third quarter of 2008.  The above guidance does not include an anticipated approximately $30 million charge to in-process R&D related to the acquisition of LipoSonix during the third quarter of 2008.

The above guidance does not take into account potential special charges associated with R&D milestones or contract payments, the financial impact of changes in accounting or governmental pronouncements, the impact of a potential generic launch to SOLODYN®, revenues associated with a RELOXIN® approval, and charges related to the accounting for our investment in Revance.

The Company is anticipating a strong third quarter for the acne products category as historically there has been an increase in prescriptions for acne products, such as ZIANA® and SOLODYN®, correlating to the back-to-school season. The third quarter revenue guidance assumes the seasonal increase in the acne products category will offset the economic impact in the non-acne products category. Significant changes in the U.S. economy or the seasonal trajectory of acne prescriptions could have an impact on the revenue projections for the third quarter and beyond.

Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work that has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty about the periods in which these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include, among other things, the potential payments associated with any such transactions.

At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company’s management. Medicis disclaims any duty to update these projections, other than as required by law.

Diluted Earnings Per Share

Diluted earnings per share amounts are calculated using the “if-converted” method of accounting regardless of whether the Company’s outstanding convertible bonds meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares.

Use of Non-GAAP Financial Information

Medicis has provided in this release non-GAAP financial information which has been adjusted for the charge related to our Revance investment. Adjusted financial information is referred to as “non-GAAP.” The Company has disclosed non-GAAP financial information in this press release to provide meaningful supplemental information regarding its operational performance and to enhance its investors’ overall understanding of its core financial performance. Management measures the Company’s performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management’s internal comparisons to the Company’s historical core operating results, facilitates management’s comparisons to competitors’ core operating results and is a basis for financial decision making. Management believes Medicis’ investors benefit from seeing the Company’s results on the same basis as management, in addition to the GAAP presentation. In our view, the non-GAAP financial measures are informative to investors, allowing them to focus on the ongoing operations and the core results of Medicis’ business. Historically, Medicis has reported similar non-GAAP information to its investors and believes the inclusion of comparative numbers provides consistency in the Company’s financial disclosures. This information is not in accordance with, or an alternative to, information prepared using GAAP. It excludes items, such as special charges for R&D, transaction costs, the impairment of long-lived assets, and litigation reserves that may have a material effect on the Company’s net income and diluted net income per common share calculated in accordance with GAAP. The Company excludes such charges and the related tax benefits when analyzing its financial results as the items are distinguishable events. Management believes that by viewing the Company’s results of operations excluding these charges, investors are given an indication of the ongoing results of the Company’s operations. A reconciliation of the non-GAAP financial results and Medicis’ GAAP financial results can be found below.

About Medicis

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company’s products include the prescription brands RESTYLANE® (hyaluronic acid), PERLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), PLEXION® (sodium sulfacetamide 10% and sulfur 5%), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream 0.05%, VANOS® (fluocinonide) Cream 0.1%, and ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder and AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%, prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA®. For more information about Medicis, please visit the Company’s website at www.medicis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including:

•	Medicis’ future prospects, including but not limited to the statements above under the heading “2008 Guidance Update”;

•	Medicis’ ability to attain regulatory approvals of the product both in the United States and worldwide and the expected timing of such approvals;

•	information regarding business development activities and future regulatory approval of the Company’s products;

•	the expected costs to be incurred in connection with the research and development, clinical trials, regulatory approvals, commercialization and marketing of new products;

•	the commercial success of RESTYLANE®, PERLANE®, SOLODYN® and ZIANA®;

•	the potential for generic competition to LOPROX® Shampoo, SOLODYN® and VANOS®;

•	the future expansion of the aesthetics market; and

•
expectations relating to the Company’s product development pipeline, including the timing associated with the submission to, or acceptance by, the FDA and other regulatory agencies of submissions relating to products under development.

These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and other documents we file with the Securities and Exchange Commission. At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects, the risks associated with the FDA approval process and risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s primary brands, and any future competitive product approvals that may affect the Company’s brands, including the RESTYLANE® franchise. The RESTYLANE® franchise currently includes PERLANE® and RESTYLANE®.

There are a number of additional important factors that could cause actual results to differ materially from those projected, including:

•	the anticipated size of the markets and demand for Medicis’ products;

•
Increases or decreases in the expected costs to be incurred in connection with the research and development, clinical trials, regulatory approvals, commercialization and marketing of the Company’s products;

•
competitive developments affecting our products, such as the recent FDA approvals of ARTEFILL®, RADIESSE®, ELEVESS™, EVOLENCE®, JUVEDERM™ Ultra, JUVEDERM™ Ultra Plus and PREVELLE® Silk, competitors to RESTYLANE® and PERLANE®, and generic forms of our DYNACIN® Tablets, LOPROX®, PLEXION®, SOLODYN®, VANOS® or TRIAZ® products;

•	the Company’s ability to successfully integrate the operations of LipoSonix and commercialize the LipoSonix technology;

•	Medicis’ ability to effectively compete in the marketplace in which we compete today or in the future;

•
the inability to secure patent protection from filed patent applications, inadequate protection of Medicis’ intellectual property or challenges to the validity or enforceability of the Medicis’ proprietary rights;

•	the availability of product supply or changes in the costs of raw materials;

•	the receipt of required regulatory approvals;

•	product liability claims;

•	the introduction of federal and/or state regulations relating to the Company’s business;

•	dependence on sales of key products;

•	changes in the treatment practices of physicians that currently prescribe Medicis’ products;

•	the failure of prescription levels for our acne products to meet the Company’s quarterly expectations;

•	the uncertainty of future financial results and fluctuations in operating results, and the factors that may attribute to such fluctuations as set forth in our SEC filings;

•	the uncertainty of license payments and/or other payments due from third parties;

•	changes in reimbursement policies of health plans and other health insurers;

•	the timing and success of new product development by Medicis or third parties;

•	the risks of pending and future litigation or government investigations; and

•	other risks described from time to time in Medicis’ filings with the Securities and Exchange Commission.

Forward-looking statements represent the judgment of Medicis’ management as of the date of this release and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.

NOTE: Full prescribing information for any of Medicis’ prescription products is available by contacting the Company. RESTYLANE® and PERLANE® are trademarks of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks are the property of their respective owners.

Medicis Pharmaceutical Corporation
Summary Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Product revenues	$128,121	$105,902	$255,577	$198,273
Contract revenues	4,410	2,962	8,260	5,705

Total revenues	132,531	108,864	263,837	203,978
Cost of revenues	9,121	14,011	20,223	24,508

Gross profit	123,410	94,853	243,614	179,470
Operating expenses:
Selling, general and administrative	71,872	59,894	143,934	122,155
Impairment of intangible assets	—	4,067	—	4,067
Research and development	33,000	7,148	42,189	15,154
Depreciation and amortization	6,780	5,878	13,502	11,332

Total operating expenses	111,652	76,987	199,625	152,708
Operating income	11,758	17,866	43,989	26,762
Other expense	—	—	2,871	—
Interest income, net	(5,301)	(6,683)	(12,094)	(13,032)
Income tax expense	7,061	9,026	21,160	14,983

Net income	$9,998	$15,523	$32,052	$24,811

Basic net income per common share	$0.18	$0.28	$0.57	$0.44
Diluted net income per common share	$0.17	$0.24	$0.50	$0.39
Shares used in basic net income per common share	56,493	55,936	56,425	55,782
Shares used in diluted net income per common share	68,443	71,318	69,343	71,466
Cash flow from operations	$15,273	$53,325	$48,376	$79,080

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Six months ended
	June 30, 2008			June 30, 2008

	Dollar Value		EPS Impact	Dollar Value		EPS Impact

GAAP net income	$9,998		$0.18	$32,052		$0.57
Interest expense and associated bond offering costs (tax-effected)	1,353	{a}		2,870	{a}

GAAP “if-converted” net income and diluted EPS	$11,351		$0.17	$34,922		$0.50
Non-GAAP adjustments:
Research and development expense related to milestone payment to Ipsen upon the FDA’s acceptance of RELOXIN® BLA	25,000		0.36	25,000		0.36
Charge related to our investment in Revance	—		—	2,871		0.05
Income tax effects	(9,000)		(0.13)	(9,000)		(0.13)

Non-GAAP “if-converted” net income and diluted EPS	$27,351		$0.40	$53,793		$0.78

Shares used in basic net income per common share			56,493			56,425
Shares used in diluted net income per common share			68,443			69,343

{a} In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $1.4 million and $2.9 million are added back to GAAP net income for the three months and six months ended June 30, 2008, respectively.

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Six months ended
	June 30, 2007			June 30, 2007

	Dollar Value		EPS Impact	Dollar Value		EPS Impact

GAAP net income	$15,523		$0.28	$24,811		$0.44
Interest expense and associated
bond offering costs (tax-
effected)	1,618	{a}		3,292	{a}

GAAP “if-converted” net income and diluted EPS	$17,141		$0.24	$28,103		$0.39
Non-GAAP adjustments:
Impairment of intangible assets	4,067		0.06	4,067		0.06
Income tax effects	(1,477)		(0.02)	(1,477)		(0.02)

Non-GAAP “if-converted” net income and diluted EPS	$19,731		$0.28	$30,693		$0.43

Shares used in basic net
income per common share			55,936			55,782
Shares used in diluted net
income per common share			71,318			71,466

{a} In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $1.6 million and $3.3 million are added back to GAAP net income for the three months and six months ended June 30, 2007, respectively.

Medicis Pharmaceutical Corporation
Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
Assets
Cash, cash equivalents & short-term investments	$470,455	$794,680
Accounts receivable, net	23,422	12,377
Inventory, net	23,859	29,973
Deferred tax asset	18,731	—
Other current assets	17,586	18,049

Total current assets	554,053	855,079
Property & equipment, net	24,981	13,850
Intangible assets, net	226,278	236,561
Deferred tax asset	63,688	59,445
Long-term investments	98,200	17,072
Other assets	12,706	12,622

Total assets	$979,906	$1,194,629

Liabilities and stockholders’ equity
Contingent convertible senior notes 1.5%, due 2033	$181	$283,910
Other current liabilities	138,290	111,090

Total current liabilities	138,471	395,000
Contingent convertible senior notes 2.5%, due 2032	169,145	169,145
Other liabilities	12,825	8,529
Stockholders’ equity	659,465	621,955

Total liabilities and stockholders’ equity	$979,906	$1,194,629

Working capital	$415,582	$460,079

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